U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Commission File Number 000-50098

PUBLIC COMPANY MANGEMENT CORPORATION

(Exact Name of Small Business Issuer as Specified in Its Charter)

NEVADA	88-0493734
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5770 El Camino Road, Las Vegas, NV 89118

(Address of Principal Executive Offices)

(712) 222-9076

(Issuer's Telephone Number, Including Area Code)

Stock Award Plan I

(Full title of the plans)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	350,000	$1.43	$500,500	$46.05

* Estimated solely for purposes of calculating the registration fee.  Calculated in accordance  with Rule 457(c) under the  Securities Act of 1933 based upon the average of the bid and asked price of Common  Stock of Public Company Management Corporation as reported on the OTCBB on June 2, 2005.

PART I

Information Required in the Section 10(a) Prospectus

Not Applicable

Item 2.  Registrant Information And Employee Plan Annual Information.

Stephan Brock, 350,000 shares, as a bonus for closing the following contracts with new clients since December 2004:

o

Nasutra, LLC, a producer of all-natural herbal supplements.

o

Spectrum Apparel, Inc., which designs, manufactures and sells women’s undergarments based on patent-pending technology.

o

Millennium Technology, Inc., which develops, manufactures and sells Magnetic Resonance Imaging systems.

o

Magnate Equities,Corp., a real estate investment, redevelopment and management company.

o

MilFin, Inc., which offers consumer loans to active, full-time military personnel.

o

CC Glassco LLC, parent company of The Glassman, Inc., a full-service glass company for commercial and residential uses.

o

Supremacy Financial Corporation, which uses patent-pending technology to help merchants prevent fraudulent transactions.

o

Z Yachts, LLC, the largest full-service brokerage company serving both recreational boaters and the $36 billion dollar marine industry.

o

Driver Link, Inc., a truckload motor carrier.

o

Pro Travel Network, Inc., which provides tools, support systems and comprehensive training for independent home-based travel agents.

o

FLC Properties, Inc., a real estate investment and management company.

o

Systems Annex, LLC, a technology company offering automation products and tech support.

o

Sputnik, Inc., which provides a leading software platform for wireless networks and applications.

o

Gourmet Express, Inc., gourmet pizza delivery service.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation Of Certain Documents By Reference

The following documents, filed with the Securities and Exchange Commission (the "Commission") by Public Company Management Corporation [f/k/a Myoffiz, Inc.], a Nevada corporation (the Company"), are incorporated herein by reference:

     (a) The  Company's  Form 10K-SB filed by the Company  under the  Securities Exchange  Act of 1934,  as amended  (the  "Exchange  Act"),  for the fiscal year ending 12-31-2004;

     (b) The Forms  10-QSB  quarterly  reports of the Company  for the  quarter ended  3-31-2005 and all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities  Exchange Act of 1934 since the end of the fiscal year ended 12-31-2004; and

     (c) All documents subsequently filed by the registrant pursuant to sections 13(a),  13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

All documents  incorporated  by reference  herein will be made  available to all participants  without  charge,  upon written or oral  request.  Other  documents required to be delivered to  participants  pursuant to Rule 428(b)(1)  under the Securities Act of 1933 are also available  without charge,  upon written or oral request. All requests for documents shall be directed to:

5770 El Camino Road, Las Vegas, NV 89118

(Address of Principal Executive Offices)

(712) 222-9076

(Issuer's Telephone Number, Including Area Code)

Item 4.  Description Of Securities.

Not Applicable.

Item 5.  Interests Of Named Experts And Counsel.

The shares  registered  herein are being issued to the  principal of the Company for services  provided to the Registrant.  Neither the Registrant's  Accountants nor any other  experts  named in the  registration  statement  has any equity or other interest in the Registrant, except that Michael T. Williams, Esq., principal of Williams Law Group, P.A. owns 50,000 shares is under various contracts to be issued an additional 200,000 shares of PCMC common.

Item 6.  Indemnification Of Directors And Officers.

The Articles of Incorporation of the Company provide for the  Indemnification of employees  and  officers  in  certain  cases.  Insofar  as  indemnification  for liabilities  arising  under  the  Securities  Act of 1933  may be  permitted  to directors, officers or persons controlling the company pursuant to the foregoing provisions,  the company has been informed that in the opinion of the securities and  Exchange  Commission  such  indemnification  is  against  public  policy as expressed in the Act and is therefore not enforceable.  At the present time, the Company  does  not  have  any  officer-director   liability  insurance  although permitted by Section 78.752 of the Nevada Revised Statutes, nor does the Company have indemnification agreements with any of its directors,  officers,  employees or agents.

In addition,  Section 78.751 of the Nevada Revised Statutes provides as follows:

78.751 Indemnification of officers, directors,  employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any  threatened,  pending  or  completed  action,  suit or proceeding, whether civil, criminal, administrative or investigative,  except an action by or in the right of the  corporation,  by reason of the fact that he is or was a director,  officer, employee or agent of the corporation,  or is or was serving at the request of the  corporation as a director,  officer,  employee or agent  of  another  corporation,  partnership,  joint  venture,  trust  or other enterprise,  against expenses,  including attorney's fees, judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in connection with the  action,  suitor  proceeding  if he acted in good faith and in a manner which he  reasonably  believed to be in or not opposed to the best  interests of the corporation,  and, with respect to any criminal action or proceeding, had no reasonable  cause to believe his conduct was unlawful.  The termination  of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its  equivalent,  does  not,  of  itself,  create a presumption  that the person did not act in good faith and in a manner  which he reasonably  believed  to be in or not  opposed  to  the  best  interests  of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened,  pending or completed action or suit by or in the right of the  corporation to procure a judgment in its favor by reason of the  fact  that he is or was a  director,  officer,  employee  or  agent  of the corporation,  or is or was  serving  at the  request  of  the  corporation  as a director, officer, employee or agent of another corporation, partnership, joint venture,  trust or other enterprise against expenses,  including amounts paid in settlement  and attorneys'  fees  actually  and  reasonably  incurred by him in connection  with the defense or  settlement of the action or suit if he acted in good faith and in a manner which he reasonably  believed to be in or not opposed to the best interests of the  corporation.  Indemnification  may not be made for any  claim,  issue or matter as to which such a person  has been  adjudged  by a court of competent  jurisdiction,  after exhaustion of all appeals therefrom, to be  liable  to  the  corporation  or  for  amounts  paid  in  settlement  to the corporation, unless and only to the extent that the court in which the action or suit was  brought  or other  court of  competent  jurisdiction  determines upon application  that in view of all the  circumstances  of the case,  the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director,  officer,  employee or agent of a  corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein,  he must be indemnified by the corporation  against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any  indemnification  under subsections 1 and 2, unless ordered by a court or advanced  pursuant  to  subsection 5, must be made by the  corporation  only as authorized in the specific case upon a determination that indemnification of the director,  officer,  employee  or  agent is  proper  in the  circumstances.  The determination must  be  made:  (a) By the  stockholders:  (b) By the  board  of directors  by majority  vote of a quorum  consisting of  directors  who were not parties  to  act,  suit  or  proceeding;  (c) If a  majority  vote  of a  quorum consisting  of directors  who were not parties to the act, suit or proceeding so orders,  by independent  legal counsel in a written opinion;  or (d) If a quorum consisting  of  directors  who were not parties to the act,  suit or  proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The  Articles  of  Incorporation,  the  Bylaws  or an  agreement  made by the corporation may provide that the expenses of officers and directors  incurred in defending  a  civil  or  criminal,  suit  or  proceeding  must  be  paid by the corporation as they are incurred and in advance of the final  disposition of the action,  suit or  proceeding,  upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately  determined by a court of competent  jurisdiction  that he is not entitled to be  indemnified  by corporation.  The  provisions  of this  subsection  do not  affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking  indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw,  agreement,  vote of stockholders or disinterested directors or  otherwise,  for  either an action in his  official capacity or an action in another capacity while holding his office, except that indemnification,  unless  ordered by a court pursuant to subsection 2 or for the advancement  of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication  establishes that his act or omissions involved intentional  misconduct,  fraud or a knowing violation of the law and was material to the cause of action.  (b)  Continues for a person who has ceased to be a director, officer,  employee or agent and endures to the benefit of the heirs,  executors and administrators of such a person. Insofar as indemnification  for  liabilities  arising  under  the  Securities  Act  may  be permitted to  directors,  officers and  controlling  persons of the  Registrant pursuant to the foregoing  provisions,  or otherwise,  the  Registrant  has been advised  that in the opinion of the  Securities  and  Exchange  Commission  such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for  indemnification  against such liabilities  (other than the payment by the  registrant of expenses  incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

     4.1  -  Stock Award Plan I

     5.1  -  Opinion  of the Law Offices of Williams Law Group, P.A.

    23.1  -  Consent of the Law Offices of Williams Law Group, P.A.

             (included in Exhibit 5.1)

    23.2  -  Consent of Malone & Bailey, PLLC

Item 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

  (1)  To file,  during any period in which  offers or sales are being  made,  a  post-effective  amendment to this registration  statement to include any material  information  with  respect  to the  plan  of  distribution  not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)  That, for the purpose of determining  any liability  under the Securities Act of 1933, each such  post-effective amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein, and the offering of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

  (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability  under the Securities Act of 1933,  each filing of the Company's annual  report  pursuant  to Section  13(a) or Section  15(d) of the Securities Exchange Act of 1934 (and, where applicable,  each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration  statement shall be deemed to be a new  registration  statement  relating to the securities  offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification  for liabilities  arising under Securities Act of 1933 may be permitted to directors, officers,  and  controlling  persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised  that in the opinion of the  Securities  and  Exchange  Commission  such indemnification  is  against public  policy  as  expressed  in the  Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director,  officer or  controlling  person of the Company in the successful defense of any action,  suit,  or proceeding)  is  asserted  by such  director, officer,   or  controlling  person  in  connection  with  the  securities being registered,  the Company  will,  unless in the opinion of its counsel the matter has been  settled by  controlling precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant  to  the  requirements  of the  Securities  Act of  1933,  the  Company certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  Registration Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in Las Vegas NV, on this June 20, 2005.

Public Company Management Corporation

By: /s/ Stephen Brock

Stephen Brock, President